This offer letter supersedes and replaces all previous agreements or offer letters.

Exhibit 10.1

Uber Technologies, Inc.
1455 Market Street, 4th Floor San Francisco, CA 94103

October 8, 2015

Jill Hazelbaker

Re:    EMPLOYMENT AGREEMENT

Dear Jill,
On behalf of Uber Technologies, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Vice President, Communications & Public Policy. Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1.	Duties and Scope of Employment.
a.Position. During your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Vice President, Communications & Public Policy or in such other position as the Company subsequently may assign to you. You will report to the Company’s Senior Vice President of Policy & Strategy, Rachel Whetstone or to such other person as the Company subsequently may determine. You will begin your Employment working out of the Company’s office in San Francisco. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by your supervisor.
b.Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company. During your Employment, without express written permission from the Chief Executive Officer, or one of his direct reports, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any other corporation. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.
c.No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.
d.Commencement Date. You shall commence full-time Employment as soon

April 2015

This offer letter supersedes and replaces all previous agreements or offer letters.

as reasonably practicable and in no event later than November 2, 2015.

2.	Cash and Incentive Compensation.
a.Salary. The Company shall pay you as compensation for your services an initial base salary at a gross annual rate of $250,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.”
b.Performance Bonus. As an Uber employee, you will be eligible to participate in Uber’s Performance Bonus Program. Uber aims to reward high performance and thus compensates the highest performers accordingly. In that context, last year, using a price per share based on the price at which we sold Series E preferred stock, those in the top 25th percentile of performance in a comparable role were eligible to receive bonuses valued up to $1,000,500, and the highest performers were eligible to receive bonuses valued up to $2,680,000. This value was delivered mostly in equity. Participation in this program does not guarantee that you will receive a bonus - the lowest 20% of performers should not expect to receive a bonus. The issuance and amount of a bonus is in management's discretion, may be based upon individual and company performance, and will be prorated if you were in your position for less than the full year.
c.Restricted Stock Units. Subject to the approval of the Company’s Board of Directors (the “Board”), the Company shall grant you 504,541 restricted stock units (“RSUs”) with respect to shares of the Company’s Common Stock. The RSUs shall be granted as soon as reasonably practicable after the date of this Agreement or, if later, the date you commence full- time Employment. The RSUs will be subject to both a time-based and a performance-based vesting condition as well as to other terms and conditions set forth in the Company’s 2013 Stock Plan (the “Stock Plan”) and in the Company's standard form of RSU Agreement. For further information about the vesting conditions applicable to the RSUs, please see the RSU Vesting Summary (attached hereto as Attachment B).
1.Vacation/PTO and Employee Benefits. During your Employment, you shall be eligible for paid vacation / paid time off, in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.
2.Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

3.	Termination.
a.Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you (or your authorized representative) and a duly authorized officer of the Company.
b.Rights Upon Termination. Except as expressly provided herein, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

April 2015

This offer letter supersedes and replaces all previous agreements or offer letters.

4.	Pre-Employment Conditions.
a.Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.
b.Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated. This offer may be rescinded if you are unable to begin work at Uber within a reasonable amount of time due to work eligibility issues or export control licensure requirements.
c.Alternate Dispute Resolution Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Alternate Dispute Resolution Agreement, a copy of which is enclosed as Attachment C for your review and execution, prior to or on your Start Date.

5.	Successors.
a.Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.
b.Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.	Miscellaneous Provisions.
a.Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
b.Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you (or your authorized representative) and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
c.Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
d.Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
e.Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State in which you work/last worked without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal

April 2015

This offer letter supersedes and replaces all previous agreements or offer letters.

or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
f.Arbitration. As set forth in more detail in the Alternate Dispute Resolution Agreement (attached hereto as Attachment C and incorporated by reference as part of this offer of employment), You and the company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and your termination thereof, including but not limited to, claims for unpaid wages, wrongful terminations, torts, stock or RSUs or other ownership interest in the Company and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek temporary or preliminary injunctive relief in court in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief. Arbitration under the Alternate Dispute Resolution Agreement is on an individual basis only, and class, collective and representative actions are not permitted. All arbitration hearings shall be conducted within 50 miles of the Uber office you work(ed) in or report(ed) to or at any other location mutually agreed to. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement is governed by the Federal Arbitration Act (9 U.S.C. 1 et seq.) and does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).
g.No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
h.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

April 2015

This offer letter supersedes and replaces all previous agreements or offer letters.

We are all delighted to be able to extend you this offer and look forward to working with you. Please understand that this offer is contingent upon successful completion of your background check investigation. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement and the Alternate Dispute Resolution Agreement. The Company requests that you begin work in this new position on or before November 2, 2015.
This offer must be accepted on or before October 20, 2015. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”).
Very truly yours,

Uber Technologies, Inc.

By: /s/ Rachel Whetsone

Name: Rachel Whetstone

Title: Senior Vice President of Policy & Strategy

ACCEPTED AND AGREED:

Jill Hazelbaker
/s/ Jill Hazelbaker
____________________________________________
Oct 19, 2015
____________________________________________
Date
Anticipated Start Date: November 2, 2015
Attachment A: Confidential Information and Invention Assignment Agreement
Attachment B: RSU Vesting Summary
Attachment C: Alternate Dispute Resolution Agreement

April 2015